Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of ONEOK, Inc., on Form S-8 (File Nos. 333-41263, 333-140629, 333-152748, 333-157548, 333-165044 and 333-171308) of our report dated June 27, 2011, on our audit of the financial statements and financial statement schedule of the Thrift Sharing Plan as of December 31, 2010 and 2009, and for the year ended December 31, 2010, which report is included in this Annual Report on Form 11-K.

                   /s/ BKD, LLP
Tulsa, Oklahoma
June 27, 2011